EXHIBIT 21

SUBSIDIARIES

Name	Jurisdiction in which Incorporated
HARTMARX CORPORATION (Registrant)	Delaware
Consolidated Apparel Group, Inc.	Delaware
Coppley Apparel Group Limited .	Ontario, Canada
Direct Route Marketing Corporation	New Hampshire
Hart Schaffner & Marx	New York
HMX Sportswear, Inc.	New York
National Clothing Company, Inc.	New York
Hickey-Freeman Co., Inc.	Delaware
HMX Luxury, Inc.	New York
International Women’s Apparel, Inc.	Texas
Jaymar-Ruby, Inc. (d/b/a Trans-Apparel Group)	Indiana
Anniston Sportswear Corporation	Indiana
Simply Blue Apparel, Inc.	Delaware
Sweater.com Apparel, Inc.	Delaware
NYC Sweaters, Inc.	New York
Universal Design Group, Ltd.	New York
M. Wile & Company, Inc. (d/b/a HMX Tailored)	New York
Exclusively Misook Apparel division
Zooey Apparel, Inc.	Delaware

The names of 36 subsidiaries are omitted, as such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. The Registrant owns, directly or indirectly, 100% of the voting securities of both the named and unnamed subsidiaries, except for one of the unnamed subsidiaries, which is owned 50.1% by a wholly-owned subsidiary of the Registrant. All of the above subsidiaries (including unnamed subsidiaries) are included in the consolidated financial statements of the Registrant and its subsidiaries.